Exhibit 99.1

News Release

Dell Technologies Announces Completion of VMware Spin-off

ROUND ROCK, Texas – November 1, 2021

Dell Technologies (NYSE: DELL) has completed the spin-off of its 81% equity ownership of VMware Inc. The spin-off was completed through a special dividend of 30,678,605 shares of VMware Class A Common Stock and 307,221,836 shares of VMware Class B Common Stock distributed to Dell’s stockholders of record as of 5:00 p.m. ET on October 29, 2021. Each share of VMware Class B Common Stock was converted into one share of VMware Class A Common Stock in connection with the distribution and prior to the receipt by Dell’s stockholders of such shares. Dell stockholders will receive cash in lieu of any fractional shares of VMware Class A Common Stock. The spin-off creates two standalone companies positioned for growth in the data era.

Dell Technologies and VMware will retain a strong and unique commercial agreement that preserves the most valuable parts of the companies’ relationship, such as the co-development of critical solutions and alignment on sales and marketing activities, while allowing strategic flexibility. VMware will continue to use Dell Financial Services to help its customers finance their digital transformations.

“Today marks an important milestone for both Dell and VMware. We are unlocking significant value for stakeholders, while maintaining our close partnership in sales, support and innovation for our customers,” said Michael Dell, chairman and chief executive officer, Dell Technologies. “We are full speed ahead, solving customer problems, driving progress and capturing opportunities in areas like multi-cloud, edge and telecom.”

VMware has also distributed a special cash dividend of $11.5 billion to all VMware shareholders, including Dell Technologies, which has received $9.3 billion and will use the funds to pay down debt. Dell Technologies has received Investment Grade corporate family ratings from all three major credit rating agencies.

Michael Dell will remain chair and chief executive officer of Dell Technologies, as well as chair of the VMware board. The VMware board of directors is unchanged.

Information about the foregoing matters and other information can be found in the company’s current report on Form 8-K furnished to the Securities and Exchange Commission.

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CONTACTS:

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